EXHIBIT 23.2

CONSENT OF KPMG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36282 on Form S-8 of Rome Bancorp, Inc. of our report dated February 17, 2004 with respect to the consolidated balance sheet of Rome Bancorp, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year then ended, which report has been incorporated by reference in the December 31, 2004 Annual Report on Form 10-KSB of Rome Bancorp, Inc.

/s/ KPMG LLP

Syracuse, New York

March 28, 2005